Exhibit 99.1

[Citigate Sard Verbinnen Logo]

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080

LADENBURG THALMANN FINANCIAL SERVICES
EXPANDS BOARD TO 13 MEMBERS

Adds Four Independent Directors

NEW YORK, NEW YORK, November 4, 2004 — Ladenburg Thalmann Financial Services Inc. (Amex: LTS) announced today that it has appointed four new independent directors to its Board of Directors, thereby increasing the total number of directors from nine members to thirteen members and the total number of independent directors from three members to seven members. The four new directors appointed to the Company’s Board of Directors were Jeffrey S. Podell, Brian S. Genson, Benjamin D. Pelton and Steven A. Rosen.

Jeffrey S. Podell, 63 years old, has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989. He has also been a director of Vector Group Ltd. since November 1993.

Brian S. Genson, 55 years old, has been President of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a Managing Director of F1 Action located in Stanstead, England and is engaged in investing in the motor sport industry. He has also served as a director of Nathan’s Famous, Inc., a chain of fast food restaurants, since 1999.

Benjamin D. Pelton, 52 years old, is an attorney and has been a partner in the law firm of Pelton, Balland, Young, Demsky, Baskin & O’Malie, P.C. since 1978. Mr. Pelton previously served as a member of the Company’s Board of Directors from August 1999 to May 2001.

Steven A. Rosen, 58 years old, is a dentist and has been the owner and senior officer of Unique Dental Care, a corporation, which operates a multi-professional dental practice, since 1971. Dr. Rosen previously served as a member of the Company’s Board of Directors from August 1999 to May 2001.

Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Irvine, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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